As filed with the Securities and Exchange Commission on November 19, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Square, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	80-0429876
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1455 Market Street, Suite 600

San Francisco, CA 94103

(Address of principal executive offices, including zip code)

2015 Equity Incentive Plan

2015 Employee Stock Purchase Plan

2009 Stock Plan

(Full title of the plan)

Jack Dorsey

Chief Executive Officer

Square, Inc.

1455 Market Street, Suite 600

San Francisco, CA 94103

(415) 375-3176

(Name, address and telephone number, including area code, of agent for service)

Steven E. Bochner David J. Segre Tony Jeffries Calise Y. Cheng Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 Telephone: (650) 493-9300 Facsimile: (650) 493-6811	David C. Karp Ronald C. Chen Gordon S. Moodie Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Telephone: (212) 403-1000 Facsimile: (212) 403-2000	Dana R. Wagner Sydney B. Schaub Tait O. Svenson Square, Inc. 1455 Market Street, Suite 600 San Francisco, California 94103 Telephone: (415) 375-3176 Facsimile: (855) 204-8795

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, $0.0000001 par value per share:
—2015 Equity Incentive Plan	27,183,900 (2)	$9.00 (8)	$244,655,100	$24,637
—2015 Employee Stock Purchase Plan	4,200,000 (3)	$7.65 (9)	$32,130,000	$3,236
—2015 Equity Incentive Plan	2,816,100 (4)	$9.00 (10)	$25,344,900	$2,553
—2009 Stock Plan	105,931,251(5)	— (11)	—	—
Class B common stock, $0.0000001 par value per share:
—2009 Stock Plan (Options)	104,906,951(6)	$6.93 (12)	$727,429,577	$73,253
—2009 Stock Plan (RSUs)	1,024,300(7)	$9.00 (8)	$9,218,700	$929
TOTAL:	246,062,502		$1,038,778,277	$104,608

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of Square, Inc.’s (the “Registrant”) Class A common stock (“Class A common stock”) or Class B common stock (“Class B common stock”) that become issuable under the Registrant’s 2015 Equity Incentive Plan (“2015 Plan”), the Registrant’s 2015 Employee Stock Purchase Plan (“2015 ESPP”), or the Registrant’s 2009 Stock Plan (“2009 Plan”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Class A common stock or Class B common stock.
(2)	Represents 27,183,900 shares of Class A common stock reserved for issuance pursuant to future awards under the 2015 Plan. To the extent that any awards outstanding under the 2009 Plan expire, are forfeited, or are otherwise repurchased by the Registrant subsequent to the date of this Registration Statement, the shares of Class B common stock reserved for issuance pursuant to such awards will become available for issuance as shares of Class A common stock under the 2015 Plan. See footnotes 6 and 7 below.
(3)	Represents 4,200,000 shares of Class A common stock reserved for issuance pursuant to future awards under the 2015 ESPP.
(4)	Represents 2,816,100 shares of Class A common stock reserved for issuance pursuant to stock option awards outstanding under the 2015 Plan as of the date of this Registration Statement. To the extent that any such awards expire, are forfeited, or are otherwise repurchased by the Registrant subsequent to the date of this Registration Statement, the shares reserved for issuance pursuant to such awards will become available for issuance under the 2015 Plan. See footnote 2 above.
(5)	Represents 105,931,251 shares of Class A common stock issuable upon conversion of shares of Class B common stock underlying equity awards outstanding under the 2009 Plan as of the date of this Registration Statement.
(6)	Represents 104,906,951 shares of Class B common stock reserved for issuance pursuant to stock option awards outstanding under the 2009 Plan as of the date of this Registration Statement. To the extent that any such awards expire, are forfeited, or are otherwise repurchased by the Registrant subsequent to the date of this Registration Statement, the shares of Class B common stock reserved for issuance pursuant to such awards will become available for issuance as shares of Class A common stock under the 2015 Plan. See footnote 2 above.
(7)	Represents 1,024,300 shares of Class B common stock reserved for issuance pursuant to restricted stock unit awards outstanding under the 2009 Plan as of the date of this Registration Statement. To the extent that any such awards expire, are forfeited, or are otherwise repurchased by the Registrant subsequent to the date of this Registration Statement, the shares of Class B common stock reserved for issuance pursuant to such awards will become available for issuance as shares of Class A common stock under the 2015 Plan. See footnote 2 above.
(8)	Estimated in accordance with Rule 457(h) under the Securities Act (“Rule 457(h)”) solely for the purpose of calculating the registration fee on the basis of $9.00 per share, which is the initial public offering price per share of Class A common stock set forth on the cover page of the Registrant’s prospectus dated November 18, 2015 relating to the Registrant’s initial public offering.
(9)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of 85% of $9.00 per share, which is the initial public offering price per share of Class A common stock set forth on the cover page of the Registrant’s prospectus dated November 18, 2015 relating to the Registrant’s initial public offering. Pursuant to the 2015 ESPP, the purchase price of the shares of Class A common stock reserved for issuance thereunder will be at least 85% of the lower of the fair market value of a share of Class A common stock on the first trading day of the offering period or on the exercise date.
(10)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $9.00 per share, the weighted-average exercise price of stock option awards outstanding under the 2015 Plan as of November 19, 2015.
(11)	Pursuant to Rule 457(i) under the Securities Act, there is no fee associated with the registration of shares of Class A common stock issuable upon conversion of shares of Class B common stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with the conversion of shares of Class B common stock.
(12)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $6.93 per share, the weighted-average exercise price of stock option awards outstanding under the 2009 Plan as of November 19, 2015.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (this “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Square, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(1) Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 filed with the Commission on November 16, 2015 (File No. 333-207411), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(2) The Registrant’s Prospectus dated November 18, 2015, to be filed with the Commission on or about November 19, 2015, pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-207411); and

(3) The description of the Registrant’s Class A Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-37622) filed with the Commission on November 6, 2015, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors, and other corporate agents.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s amended and restated certificate of incorporation includes provisions that may eliminate the personal liability of its directors and officers for monetary damages for breach of their fiduciary duty as directors and officers.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the amended and restated certificate of incorporation and amended and restated bylaws of the Registrant provide that:

•	The Registrant shall indemnify its directors and officers for serving the Registrant in those capacities or for serving other business enterprises at the Registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•	The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•	The Registrant will not be obligated pursuant to its amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant’s board of directors or brought to enforce a right to indemnification.

•	The rights conferred in the amended and restated certificate of incorporation and amended and restated bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees, and agents and to obtain insurance to indemnify such persons.

•	The Registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees, and agents.

The Registrant’s policy is to enter into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and also to provide for certain additional procedural protections. The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

These indemnification provisions and the indemnification agreements entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number		Incorporated by Reference
	Exhibit Description	Form	File No.	Exhibit	Filing Date
4.1	Form of common stock certificate of the Registrant.	S-1/A	333-207411	4.1	November 6, 2015

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

Exhibit Number		Incorporated by Reference
	Exhibit Description	Form	File No.	Exhibit	Filing Date
23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included on the signature page hereto).

99.1	Square, Inc. 2015 Equity Incentive Plan and related form agreements.	S-1/A	333-207411	10.2	November 6, 2015

99.2	Square, Inc. 2015 Employee Stock Purchase Plan and related form agreements.	S-1/A	333-207411	10.3	November 6, 2015

99.3	Square, Inc. 2009 Stock Plan and related form agreements.	S-1	333-207411	10.4	October 14, 2015

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on November 19, 2015.

SQUARE, INC.

By:	/s/ Jack Dorsey
Jack Dorsey
President, Chief Executive Officer, and Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jack Dorsey, Sarah Friar, and Dana Wagner, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jack Dorsey Jack Dorsey	President, Chief Executive Officer, and Chairman (Principal Executive Officer)	November 19, 2015

/s/ Sarah Friar Sarah Friar	Chief Financial Officer (Principal Accounting and Financial Officer)	November 19, 2015

/s/ Roelof Botha Roelof Botha	Director	November 19, 2015

/s/ Earvin Johnson Earvin Johnson	Director	November 19, 2015

/s/ Jim McKelvey Jim McKelvey	Director	November 19, 2015

/s/ Mary Meeker Mary Meeker	Director	November 19, 2015

/s/ Ruth Simmons Ruth Simmons	Director	November 19, 2015

/s/ Lawrence Summers Lawrence Summers	Director	November 19, 2015

/s/ David Viniar David Viniar	Director	November 19, 2015

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description	Incorporated by Reference
		Form	File No.	Exhibit	Filing Date
4.1	Form of common stock certificate of the Registrant.	S-1/A	333-207411	4.1	November 6, 2015

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included on the signature page hereto).

99.1	Square, Inc. 2015 Equity Incentive Plan and related form agreements.	S-1/A	333-207411	10.2	November 6, 2015

99.2	Square, Inc. 2015 Employee Stock Purchase Plan and related form agreements.	S-1/A	333-207411	10.3	November 6, 2015

99.3	Square, Inc. 2009 Stock Plan and related form agreements.	S-1	333-207411	10.4	October 14, 2015